Exhibit 10(b)

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is effective as of May 8, 2015 (the “Effective Date”), by and between Cantel Medical Corp. (“Cantel”) and Craig A. Sheldon, an independent contractor (the “Contractor”).  Cantel and Contractor are collectively referred to as the “Parties” and individually as a “Party” in this Agreement.

WHEREAS, Cantel desires to engage Contractor on a non-exclusive basis to perform certain Services (as hereinafter defined) for Cantel, and Contractor desires to accept such engagement, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
SERVICES AND FEES

1.1                               Services.  Contractor will perform for Cantel the services set forth on Appendix A attached hereto (the “Services”) on the terms and conditions set forth herein.  In no event will Contractor be required to (a) expend more than ten (10) hours in any calendar month under this Agreement, or (b) travel more than fifty (50) miles from his home in order to provide such services.

1.2                               Fees.  In consideration for the Services rendered by the Contractor hereunder, Cantel agrees to pay Contractor a fixed annual fee of $175,000 each year during the term.  Payments will be made on an annual basis, with $175,000 payable within ten (10) calendar days following the first anniversary of the Effective Date of this Agreement and $175,000 payable within ten (10) calendar days following the second anniversary of the Effective Date of this Agreement.

1.3                               Expenses.  Contractor will be responsible for all of his own expenses incurred in connection with the Services; provided, however, that Cantel will be responsible for reimbursing expenses related to any non-local travel requested and pre-approved by Cantel in accordance with its standard expense reimbursement practices and policies.  For purposes of this paragraph, the costs of travel between Contractor’s residence and Cantel’s offices in Little Falls, New Jersey will be treated as local travel.

ARTICLE 2
INDEPENDENT CONTRACTOR RELATIONSHIP

2.1                               Independent Contractor Status.  To the fullest extent permitted by law, Contractor will be an independent contractor hereunder.  Contractor will not be deemed an agent, employee, or servant of Cantel.  Neither Cantel nor Contractor will have any right to act on behalf of or bind the other Party for any purpose.  Contractor will be free at all times to arrange the time and manner of performance of the Services; provided, however, that all projects assigned to Contractor must be performed within the schedule set by Cantel (after consultation with Contractor),  As an independent contractor, the mode, manner, method and means used by Contractor in the performance of the Services will be of Contractor’s selection and under the sole control and direction of Contractor so long as they are consistent with the assigned project objectives and designed to perform the Services with a high degree of efficiency and professionalism.

2.2                               Limitations on Contractor’s Authority.  Contractor is authorized only to provide the Services in accordance with the terms of this Agreement.  Contractor does not have the right to enter into any contract or agreement (whether written or oral) on behalf of Cantel.  Contractor also may not use any trademarks, trade names, slogans or logos owned by Cantel.  Contractor is not authorized to make any commitments or create any obligation on Cantel’s behalf.

2.3                               No Employee Benefits.  Contractor (a) acknowledges and agrees that Contractor will not receive or be eligible to receive from Cantel or any of its affiliates or subsidiaries any benefits provided to employees of Cantel or any of its affiliates or subsidiaries; (b) hereby declines all offers of employee benefits from Cantel or its affiliates or subsidiaries; and (c) to the extent permitted by law, waives any and all rights and claims to such employee benefits.  Contractor agrees that the provisions of this Section apply even if Contractor is found or determined to be a statutory or common law employee of Cantel for any purpose (provided that this provision shall not be interpreted to waive any claims to which Contractor may have to employee benefits accrued as an employee of Cantel prior to the date of this Agreement).  The employee benefits to which this Section applies, include, but are not limited to, the following benefits which may currently, or hereafter, be offered by Cantel under any agreement, plan, program, arrangement or otherwise:  health, sickness, accident, dental, life, disability and accidental death and dismemberment coverage, whether insured or self-insured; disability, severance, vacation and other paid time off; child care, tuition benefits, profit sharing, cafeteria plans, pension and 401(k); all other types of retirement plans or programs; and any incentive, bonus (whether in cash or equity) or deferred compensation plan or program.

2.4                               Tax Treatment.  Contractor will be solely responsible to pay any and all state, local and/or federal income, Social Security and unemployment taxes payable with respect to all payments to Contractor under this Agreement.  Cantel will not withhold any taxes or issue W-2 forms for Contractor, but will provide Contractor with a Form 1099 (or successor form), as required by law.

2.5                               Non-Exclusivity.  Contractor will be entitled to accept and perform, in his sole discretion and without notice to or approval by Cantel, any consulting or employment engagements on behalf of any other clients, provided such engagements do not prevent or interfere with Contractor’s performance of the Services or otherwise prevent Contractor from fulfilling his obligations under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Contractor’s Representations and Warranties.  Contractor represents and warrants to Cantel that (a) all Services provided hereunder will be performed pursuant to agreed upon schedules and to the best of his ability with the highest standards of care, skill and diligence used by persons who are skilled, trained and experienced with respect to the Services to be provided hereunder; (b) neither the execution of this Agreement nor the performance of his obligations hereunder will violate any other agreement pursuant to which Contractor may be a party; and (c) Contractor has the right and authority to execute, deliver and perform this Agreement, and that he is not, and during the term of this Agreement will not be, a party to any agreement, contract or undertaking which would restrict or prohibit him in any way from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.

ARTICLE 4
COMPLIANCE WITH LAWS

4.1                               Compliance with Laws.  In connection with the performance of Services pursuant to this Agreement, Contractor will comply with the provisions of all applicable state, local and federal laws, regulations, ordinances, requirements and codes.  Contractor further agrees to comply with Cantel’s policy of maintaining a business environment free of all forms of discrimination including sexual harassment.

ARTICLE 5
NON-DISCLOSURE AND NON-USE

5.1                               Confidential Information.  The term “Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Contractor in connection with the performance of the Services hereunder, and that relates to the business, products, research or development of Cantel or its subsidiaries, affiliates, suppliers, clients or customers.  Confidential Information will not include any information that Contractor can demonstrate (a) is publicly known through no wrongful act or breach of any obligation of confidentiality; (b) was received by Contractor from a third party not in breach of any obligation of confidentiality; or (c) was independently developed by Contractor without any use of any Confidential Information.

5.2                               Agreement to Maintain Confidentiality.  Contractor acknowledges and agrees that he will have access to and contribute to Confidential Information and that he intends to protect the legitimate business interests of Cantel.  Contractor agrees that, during the term of this Agreement and at all times thereafter, he will not use for his benefit or the benefit of any other person, and will not disclose to any other person or entity, any Confidential Information, except to the extent such use or disclosure is required in the performance of the Services, pursuant to Section 5.3 of this Agreement, or is made with Cantel’s prior written consent.  Contractor will use his best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

5.3                               Required Disclosures.  In the event that Contractor is required by law or court order to disclose any Confidential Information, Contractor will (a) promptly notify Cantel in writing; (b) cooperate with Cantel to preserve the confidentiality of such Confidential Information consistent with applicable law; and (c) use Contractor’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

ARTICLE 6
TERM

6.1                               Term.  This Agreement will be effective as of the Effective Date and will terminate on May 7, 2017 unless terminated earlier by either party; provided that if the Company decides to terminate this Agreement prior to May 7, 2017 other than for “Cause” (as defined in the letter agreement between us dated April 15, 2014, as amended), Contractor will be entitled to continue to receive the payments described in Section 1.2 of this Agreement, in accordance with the terms and schedule set forth in this Agreement.

6.2                               Return of Material.  Within five (5) business days of the termination of this Agreement, Contractor will (a) return to Cantel all Confidential Information and all other properties of Cantel, and (b) provide to Cantel a status report in respect of all tasks, Services or projects that have not been fully performed and such other information and materials as may be necessary or helpful to Cantel in completing such tasks, Services or projects.

ARTICLE 7
MISCELLANEOUS

7.1                               No Present or Future Agreements or Employment Promises.  Contractor acknowledges that Cantel makes no promise regarding the renewal or extension of this Agreement or future agreements, or any promise of present or future use of Contractor.

7.2                               Notices.  Any notices, consents or approvals required or permitted to be given hereunder must be in writing and will be deemed to be given and sufficient (a) three days after deposit in the United States mail, if sent via certified mail, return receipt requested, or (b) one day after deposit with a reputable overnight delivery or courier service, in each case, to the address provided by either Party to the other.  Electronic notification via e-mail will also be permitted in addition to (but not in lieu of) hard copy delivery of any required notices, subject to the recipient acknowledging receipt of such e-mail.

7.3                               Assignments; Waiver.  This Agreement may not be assigned by Contractor, in whole or in part, without the prior written consent of Cantel.  The failure of either Party to exercise any power or right to require performance by the other Party of any part of this Agreement will not affect the full right to exercise such power or to require such performance at any time thereafter, nor will the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

7.4                               Governing Law.  This Agreement will be governed by and construed in accordance with, the laws of the State of New Jersey, without giving effect to any principles of conflicts of law.

7.5                               Severability; Survival.  If any provision of this Agreement is held or declare to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

7.6                               Entire Agreement; Amendments; Counterparts.  This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, in respect of such subject matter.  The language used in this Agreement will be deemed to express the mutual intent of the Parties, and no provision of this Agreement will be presumptively construed against any Party.  This Agreement may only be amended by a written instrument executed by the Parties hereto.  This Agreement may be signed in one or more counterparts, each of which will constitute one and the same instrument.

7.7                               Acknowledgment.  Each Party acknowledges and agrees that he or it has fully read and understands this Agreement, has had a full and fair opportunity to discuss this Agreement with his or its attorneys, has had any questions regarding its effect or the meaning of its terms answered to his or its satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.  Contractor acknowledges that it is the Parties’ mutual intent by this Agreement to create an independent contractor relationship and Contractor acknowledges that Contractor has had the opportunity to negotiate the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Name: Andrew A. Krakauer
Title: CEO

CONTRACTOR

/s/ Craig A. Sheldon
Craig A. Sheldon

Appendix A

Services

Contractor will assist in the transition to a new chief financial officer (“New CFO”) with regard to all matters and processes that existed on the date of entering into this Consulting Agreement, including but not limited to the following areas: financial reporting, including SEC reporting, Corporate financial reporting including the consolidation process and monthly subsidiary reporting, internal controls over financial reporting, internal audit, income taxes, insurance, banking and treasury, acquisitions including purchase accounting, human resources, third party relationships including banking and audit functions, investor relations and other areas typically involving the Chief Financial Officer function.  Notwithstanding the above, it is the intention of the parties for the services to be provided under this Consulting Agreement to enable a smooth transition and integration to a New CFO including direct assistance to the New CFO as reasonably requested by the Company or the New CFO.